Exhibit 10.7

SUBLEASE AGREEMENT

9/21/2020

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into this ___ day of September, 2020 (“Effective Date”), by and between Cosmo Co., USA Inc. (formerly Vystic Inc.), a Delaware corporation (“Sublandlord”) and Fisker Inc., a Delaware corporation (“Subtenant”).

Recitals

A. Mindful Investments, L.P., a California limited partnership, and subsequently transferred to Manoutchehr Movassate and Jaleh Movassate, Trustees of the Movassate Family Trust (“Master Landlord”), and Sublandlord entered into that certain Standard Industrial/Commercial Single-Tenant Lease—Gross dated March 28, 2017, as supplemented by that certain Addendum to Lease dated March 28, 2017 (as supplemented, the “Master Lease”), respecting the entire building commonly known as 3030 17th Street, San Francisco, California, consisting of approximately 16,238 rentable square feet of space (the “Master Premises”), as more particularly described in the Master Lease. A copy of the Master Lease is attached to this Sublease as Exhibit A.

B. Sublandlord desires to further sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Master Premises consisting of approximately 5,533 rentable square feet, commonly known as Bay 1, as more particularly depicted on Exhibit B attached hereto and incorporated herein by this reference (the “Premises”), on the terms and conditions set forth in this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

Agreement

1. Sublease. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Premises on the terms and conditions hereinafter set forth.

2. Term; Early Termination.

The term of this Sublease shall commence upon the later of (i) the date of Master Landlord’s execution of the consent to this Sublease in the form attached hereto, as may be modified by Master Landlord, and (ii) October 1, 2020 (the “Commencement Date”) and shall expire on March 31, 2024 (the “Sublease Term”), unless sooner terminated under the provisions of this Sublease.

In the event Sublandlord is unable to obtain Master Landlord’s consent within thirty (30) days from the Effective Date, both Sublandlord and Subtenant shall have the right to terminate this Sublease by providing written notice of such termination to the other. Upon any such termination, this Sublease shall be cancelled and neither party shall have any liability or further obligations to the other party under this Sublease. Sublandlord shall have no obligation to Subtenant to exercise any of its options to extend under the Master Lease.

Upon the parties’ execution of this Sublease and prior to the Commencement Date, Subtenant shall have the right to access the Premises solely for the purpose of space planning, and installation of its furniture, fixtures and equipment. If Subtenant accesses the Premises prior to the Commencement Date, the obligation to pay Rent (including Additional Rent) shall be abated during such time, but all other terms of this Sublease shall be in effect during such period.

3. Rent.

(a) Monthly Base Rent. Commencing on the Commencement Date and continuing throughout the Sublease Term, Subtenant shall pay to Sublandlord, without prior demand therefor, as monthly base rent (“Monthly Base Rent”) at the same times (less two (2) days) and in the same manner as rent is payable under the Master Lease, and in accordance with the Base Rent schedule set forth below, except that Subtenant shall pay the first installment of Monthly Base Rent in the amount of $28,587.00 on the first day of the calendar month after the Commencement Date, which amount shall be applied to the first full calendar month’s Monthly Base Rent. The Base Rent, Additional Rent (as hereinafter defined), and such other sums due and payable by Subtenant hereunder are collectively referred to as “Rent.” Base Rent shall be payable in the amounts stated in the following Base Rent Schedule:

First 12 months following the Commencement Date	$28,587.00 per month

Months 13 to 24	$29,445.00 per month

Months 25 to 36	$30,328.00 per month

Months 37 to March 31, 2024	$31,238.00 per month

Monthly Base Rent shall be prorated for any partial month.

(b) Additional Rent. Commencing January 1, 2022 and continuing during the Sublease Term, Subtenant shall pay to Sublandlord on or prior to the date such sums are due under the Master Lease (less 2 days), Subtenant’s Share of any additional increases and in Real Property Taxes or insurance premium increases billed to Sublandlord by Master Landlord (“Additional Rent”) payable under the Master Lease to the extent that such sums due under the Master Lease exceed the sums payable during calendar year 2021 (the “Base Year”). Sublandlord and Subtenant agree that this Sublease is intended to pass through to Subtenant Subtenant’s Share of all financial obligations imposed on Sublandlord pursuant to the Master Lease to the extent that such financial obligations exceed those payable during the Base Year; provided, however, that in no event shall Subtenant be responsible, and Additional Rent shall not include, any costs or expenses resulting from Sublandlord’s negligence, willful misconduct or breach of the provisions of the Master Lease. Any ambiguity in the terms of this Sublease shall be construed in accordance with such intention. The term “Subtenant’s Share” as used in this Sublease shall mean the percentage determined by dividing the rentable square footage of the Premises set forth in this Sublease by the rentable square footage of the Master Premises (16,238) and multiplying the quotient by 100, which the parties agree shall be thirty-four and 7/100ths percent (34.07%).

(c) Promptly following Sublandlord’s receipt from Master Landlord of a statement showing the amounts for which Sublandlord is responsible as “Lessee” under the Master Lease for the Base Year, Sublandlord shall provide Subtenant a statement showing the total expenses for the Base Year paid by Sublandlord. If Master Landlord does not provide such statement, Sublandlord shall prepare its own statement for showing the total expenses paid for the Base Year. Commencing January 1, 2022, Sublandlord shall notify Subtenant of Subtenant’s Share of any increases or decreases in such expenses over those incurred in the Base Year. In the event the total of the monthly payments which Subtenant has made for the prior calendar year is less than Subtenant’s Share of such expenses, then Subtenant shall pay the difference in a lump sum within thirty (30) days after receipt of a statement from Sublandlord. Overpayment by Subtenant shall be credited to Subtenant’s account, or returned to Subtenant if this Sublease has previously terminated. The obligations in the previous two (2) sentences shall survive the expiration or earlier termination of this Sublease. Subtenant shall have the right, for a period of sixty (60) days following Subtenant’s receipt of the statement showing the total actual expenses for prior calendar year, to audit Sublandlord’s records regarding such expenses. If Subtenant does not complete the audit within such 60-day period, Subtenant shall be deemed to have waived its audit right and to have accepted the statement of actual expenses provided by Sublandlord. If Subtenant’s audit results in a determination that Sublandlord’s expenses charged to Subtenant exceeded by five percent (5%) or more Subtenant’s share of the total actual expenses for the prior calendar year, Sublandlord shall reimburse Subtenant for the cost of Subtenant’s audit.

4. Security Deposit. Within two (2) business days following Subtenant’s receipt of Master Landlord’s written consent to this Sublease, Subtenant shall deposit with Sublandlord the sum equal to one Monthly Base Rent in the amount of Twenty Eight Thousand Five Hundred Eighty Seven Dollars and No Cents ($28,587.00) (the “Security Deposit”) as security for Subtenant’s performance of its obligations under this Sublease. If Subtenant breaches any provision hereof, Sublandlord may, at its option, without notice to Subtenant, apply all or part of the Security Deposit to cure such breach and compensate Sublandlord for any loss or damage caused by such breach. If Sublandlord so applies any portion of the Security Deposit, Subtenant, within seven (7) days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Subtenant within 60 days after the latest to occur of (a) the expiration of the Sublease Term, or (b) Subtenant’s surrender of the Subleased Premises as required hereunder.

5. Place of Payment of Rent. All Monthly Base Rent, Additional Rent and all other amounts payable to Sublandlord under this Sublease shall be paid to Sublandlord when due, without prior notice or demand and without deduction or offset, in lawful money of the United States of America payable to Cosmo Co., USA Inc, 3030 17th Street, San Francisco, CA 94110, Attention: Atman Buch, or to such other address as Sublandlord shall designate in writing. All of the terms of Section 13.4 (Late Charges) and Section 13.5 (Interest) of the Master Lease shall apply with respect to any late payment of Rent.

6. Use. The Premises shall be used and occupied only as permitted pursuant to Section 1.7 of the Master Lease (any use allowable under PDR-1-G zoning described in San Francisco Planning Code section 210.3 et seq.), and for no other purpose. Sublandlord acknowledges that Subtenant may, from time to time, have car prototypes in the Premises for testing purposes.

7. Incorporation of Master Lease Terms.

Except as may be inconsistent with the terms contained in this Sublease, this Sublease is subject and subordinate to all of the terms and conditions of the Master Lease and the Master Lease is incorporated herein in its entirety by this reference. Subtenant hereby assumes and agrees to perform the obligations of Sublandlord, as “Lessee”, under the Master Lease as set forth herein as such relates to the Premises. Neither Sublandlord nor Subtenant shall commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease. Neither Sublandlord nor Subtenant shall do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Landlord under the Master Lease, and each party shall indemnify and hold the other harmless from and against all claims, liabilities, judgments, costs, demands, penalties, expenses, and damages of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and court costs, (“Claims”) to the extent incurred by the other party by reason of any failure on the part of indemnifying party to perform any of the obligations of “Lessee” under the Master Lease which such indemnifying party is obligated hereunder to perform pursuant to this Sublease, and such indemnity and hold harmless shall survive the expiration or sooner termination of this Sublease. Subtenant agrees that as of the Commencement Date, it will have read and be familiar with the Master Lease. Notwithstanding the foregoing incorporation of the terms and conditions of the Master Lease, Sublandlord shall not be responsible for the performance of any obligations to be performed by Master Landlord under the Master Lease, and Subtenant shall look solely to Master Landlord for the performance of such obligations. Sublandlord shall not be liable to Subtenant for any failure by Master Landlord to perform its obligations under the Master Lease, nor shall such failure by Master Landlord excuse performance by Subtenant of its obligations hereunder; provided, however, that Sublandlord shall, upon Subtenant’s request, exercise its rights under the Master Lease to enforce Master Landlord’s obligations under the Master Lease. Notwithstanding anything herein contained, with respect to the services or rights to which Sublandlord is entitled under the Master Lease, Subtenant shall look solely to the Master Landlord under the Master Lease, and the obligations of Sublandlord hereunder shall be limited to making a demand upon Master Landlord to perform its obligations. The foregoing is not intended to limit Sublandlord’s obligations to be performed under this Sublease.

Sublandlord and Subtenant agree that as between Sublandlord and Subtenant the time periods for performance as set forth in the Master Lease, are modified to be two (2) days less than that given to Sublandlord, as tenant, under the Master Lease, and the following sections of the Master Lease shall not be applicable to this Sublease: Sections 1.1 through 1.6, 1.9, 2.2, 2.3, 3, 5, 12, 15, 51, 54, 56, 57, 59, 61, 67, and 71.

In all provisions of the Master Lease requiring “Lessee” to designate Master Landlord and as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Master Landlord and any individual, party or entity as reasonably required by Master Landlord, on its insurance policy.

As provided in Section 70 of the Master Lease, to the extent that Sublandlord’s rental obligation is abated or reduced pursuant to the Master Lease, the Rent hereunder shall be abated or reduced in the same proportion and period as the abatement or reduction under the Master Lease. Subtenant shall not be entitled to any further abatement or reduction in Rent.

8. Condition and Acceptance of the Premises. Subtenant acknowledges that: (a) it has been given an opportunity to inspect and measure the Premises, (b) it has been advised by Sublandlord to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Subtenant’s intended use, (c) Subtenant has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (d) it is not relying on any representation as to the Premises made by Sublandlord. Sublandlord, at its sole cost and expense, shall deliver the Premises in good working order and condition, including but not limited to: the Premises being demised including all controls, lighting, HVAC, electrical„ plumbing, fixtures, and shall cure any deficiencies, at its sole cost and expense, during the initial 90 days following the Commencement Date if identified by Subtenant. Subject to the preceding sentence, by execution of this Sublease, Subtenant accepts the Premises without any representation or warranty by Sublandlord or Master Landlord as to the condition of the Premises and appurtenances or as to the use or occupancy which may be made thereof. Notwithstanding the foregoing, Sublandlord shall remain responsible for, and Subtenant shall have no obligation to perform, any work or make any payment required (1) to bring the Premises into compliance with applicable laws where such non-compliance existed on the Commencement Date of this Sublease unless the need for such work is triggered by Subtenant’s specific use of the Premises or (2) to remedy a breach or default under the Master Lease existing as of the Commencement Date.

9. Maintenance and Repair. Subtenant shall keep the Premises in good order and, with respect to the Premises, repair and perform all maintenance, repair and replacement obligations of “Lessee” required under the Master Lease as such relates to the Premises; provided, however, that Sublandlord shall retain responsibility for obtaining the contracts for security services, fire alarm monitoring, tree service/sidewalk cleaning, security camera monitoring and pest control (the “Services”). Subtenant shall reimburse Sublandlord on a monthly basis Subtenant’s Share of the costs incurred by Sublandlord in performing the Services. As of the date of this Sublease, Subtenant’s Share of the cost of the Services is $373.38 per month, which shall be paid together with the Monthly Base Rent. Sublandlord shall reconcile the actual amount of providing the Services against the amounts paid by Subtenant on a quarterly basis, and Subtenant shall reimburse Sublandlord for any amount underpaid, or shall receive a credit for any amount overpaid. Additionally, Sublandlord shall maintain the contract for the maintenance of the HVAC system serving the Premises (the “HVAC Services”). Subtenant shall reimburse Sublandlord on a monthly basis Subtenant’s Share of the costs incurred by Sublandlord in performing the HVAC Services. As of the date of this Sublease, Subtenant’s Share of the cost of the HVAC Services is $660 every six (6) months, which shall be paid by Subtenant in the amount of $110.00 per month together with the Monthly Base Rent. Sublandlord shall reconcile the actual amount of providing the HVAC Services against the amounts paid by Subtenant on an annual basis, and Subtenant shall reimburse Sublandlord for any amount underpaid, or shall receive a credit for any amount overpaid.

10. Utilities, Exterior Graffiti Removal. Subtenant shall pay for all separately metered water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. There shall be no abatement of rent and Sublandlord shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Sublandlord’s reasonable control or in cooperation with governmental request or directions. In addition, Sublandlord shall maintain responsibility for cleaning exterior windows and all doors of the Premises, including removal of graffiti. Sublandlord shall be responsible for timely responding to any and all graffiti notices provided by the City and County of San Francisco. Subtenant shall reimburse Sublandlord for the costs of such performance within fifteen (15) days following Subtenant’s receipt of an itemized invoice from Sublandlord.

11. Insurance. Subtenant shall obtain and keep in force with respect to the Premises all of the policies of insurance required to be maintained by “Lessee” under the Master Lease which is incorporated therein, and such policies of insurance shall include as additional insureds Master Landlord and Sublandlord; provided, however, that Subtenant shall not be deemed the “Insuring Party” under Section 8.3 of the Master Lease. Without affecting any other rights or remedies, Sublandlord and Subtenant each hereby release and relieve the other, and waive their right to recover damages against the other, for loss of or damage to its property. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto.

12. Alterations. Subtenant shall not make any alteration, addition, improvement or change to the Premises (including, but not limited to any alteration of the paint color or carpeting in the Premises or installation of any security system other than as permitted in Paragraph 14 below) without Master Landlord’s prior written consent which may be withheld or conditioned in accordance with the Master Lease and Sublandlord’s prior written consent, which consent may be granted subject to any reasonable conditions which Sublandlord may impose, but shall not be unreasonably withheld or delayed. Sublandlord shall, at its sole cost and expense in accordance with applicable laws and pursuant to all required permits, cause to be completed (i) installation of a floor to ceiling wall between Bay 1 and Bay 2, and (ii) installation of a door between the mezzanines of Bay 1 and Bay 2 with card key access between the spaces (the “Tenant Improvements”). Sublandlord shall commence the Tenant Improvements work following the Effective Date and shall use commercially reasonable efforts to complete the Tenant Improvements prior to the Commencement Date.

13. Assignment and Subletting. Subtenant shall have no right to assign this Sublease or sublet all or any portion of the Premises or allow the Premises to be occupied by persons other than the employees and/or agents of Subtenant, except upon consent by Sublandlord and Master Landlord, which consent shall be subject to the terms of the Master Lease and applied to Subtenants; provided, however, that Sublandlord shall not withhold its consent to an assignment of this Sublease to a parent, affiliate, division, subsidiary and successors through merger or change of ownership, and shall use reasonable efforts, at no cost or liability to Sublandlord, to obtain

Master Landlord’s consent thereto (which consent may be given or withheld in accordance with the terms of the Master Lease). Any assignment or sublease in violation of this Paragraph 13 shall be deemed void and shall constitute a default by Subtenant under this Sublease. If the rent paid by any sub-sublessee exceeds the amount of Base Rent, Subtenant shall pay to Sublandlord fifty percent (50%) of the amount by which the sub-sublease rent exceeds the Base Rent payable hereunder, after deducting standard brokerage subleasing fees, legal costs, free rent and sub-sublease improvement costs.

14. Security System. Subtenant shall have the right to use the existing security system in place for the building of which the Premises is a part or to install a security system within the Premises that is consistent and compatible with the existing system, all on terms and conditions mutually agreed to by the parties.

15. Condition of Premises. To Sublandlord’s actual knowledge, the Premises and Building Systems, including the roof, mechanical, electrical, plumbing and lighting, are in good working order and condition and materially in compliance with applicable laws.

16. Regular Maintenance to the Premises. Subtenant agrees to clean, maintain and keep the Premises in good working order and repair when necessary the following:

(a) All components of the plumbing and sewage systems in the Premises, which are specific to the Subtenant’s use and only if such damage or maintenance is associated with the Subtenant’s specific us of said systems. Subtenant shall not be responsible for maintaining or repairing sewage and plumbing systems for which it has no direct control over. Sublandlord shall not be responsible for backed up toilets, sinks dishwashers or other appliances.

(b) All fixtures, interior walls, floors, carpets, draperies, window coverings and ceilings in the Premises.

(c) All windows, doors, entrances and plate glass in the Premises.

(d) All electrical facilities and all equipment in the Premises, including all light fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems.

(e) Any fire detection, extinguisher equipment, and fire alarm systems in the Premises.

(f) Any and all items, fixtures or improvements installed by Subtenant.

17. Sublandlord Right to Financial Review. At such time as Subtenant becomes a publicly traded company, Sublandlord shall obtain Subtenant’s public filings online. However, if Subtenant is not publicly traded by December 31, 2020, at any subsequent time during the Sublease Term until the Subtenant becomes publicly listed with published financials, but not more than twice during the calendar year, Sublandlord may require Subtenant to provide Sublandlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, which shall not be unreasonably withheld and provided within ten (10) days from such request. Notwithstanding anything to the contrary set forth above, Subtenant shall not be required to provide any of its financial information prior to the completion of the merger between Subtenant and SPAQ; provided however, if Subtenant chooses not to, or is unable to complete the aforementioned merger with SPAQ by December 31, 2020, Sublandlord shall have full right to review financials as set forth above. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Subtenant, shall be audited by an independent certified public accountant, or if not, Subtenant shall provide the most recent unaudited financial statements as are then available certified by Subtenant’s chief financial officer or chief accounting officer (or the person filling the most comparable role) to be true and correct and free from material mis-statement).

18. Building Hours and Access. Subtenant shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day.

19. Signage. Subtenant shall have the right, subject to Sublandlord and Master Lessor’s prior written consent, not to be unreasonably withheld, as to the size, content and location, and compliance with the Applicable Requirements to install its signage to the exterior of the Building at Subtenant’s sole cost and expense. Subtenant shall be responsible for the maintenance and repair of such signage throughout the Sublease Term. Subtenant shall be responsible for all damage to the Building resulting from the installation of its signage. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove the signage and repair any damage to the Building resulting from the removal of such signage.

20. Default.

(a) The occurrence of any of the following shall constitute a “Default” by Subtenant: (i) failure to pay Rent or any other amount within two (2) business days after written notice that such payment is past due; (ii) all those items of default set forth in the Master Lease where the obligation is incorporated in this Sublease which remain uncured after the cure period provided in the Master Lease; or (iii) Subtenant’s failure to perform timely and remain uncured after fifteen (15) days written notice of the default, any other provision of this Sublease. In the event of a Default, Sublandlord shall have the remedies set forth in the Master Lease as if Sublandlord is Master Landlord. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

(b) Sublandlord has the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after Subtenant’s breach and abandonment and recover rent as it becomes due, if Subtenant has right to sublet or assign, subject only to reasonable limitations). Sublandlord may continue this Sublease in full force and effect, and Sublandlord shall have the right to collect rent and other sums when due. During the period Subtenant is in Default, Sublandlord may enter the Premises and relet them, or any part of them, to third parties for Subtenant’s account and alter or install locks and other security devices at the Premises. Subtenant shall be liable to Sublandlord for all reasonable direct costs Sublandlord incurs in reletting the Premises, including, without limitation, reasonable attorneys’ fees, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs, less what Subtenant can prove Sublandlord could have avoided if it had used reasonable efforts to mitigate its damages. Reletting may be for a period equal to, shorter or longer than the remaining term of this Sublease and rent received by Sublandlord shall be applied to (i) first, any indebtedness from Subtenant to Sublandlord other than rent due from Subtenant; (ii) second, all reasonable costs incurred by Sublandlord in reletting, including, without limitation, brokers’ fees or commissions and reasonable attorneys’ fees, the cost of removing and storing the property of Subtenant or any other occupant, and the costs of repairing, altering, maintaining, remodeling or otherwise putting the Premises into condition as it was at the Commencement Date, normal wear and tear excepted; and (iii) third, Rent due and unpaid under this Sublease. After deducting the payments referred to in this Paragraph 16.(b), any sum remaining from the rent Sublandlord receives from reletting shall be held by Sublandlord and applied in payment of future Rent and other amounts as Rent and such amounts become due under this Sublease. In no event shall Subtenant be entitled to any excess rent received by Sublandlord.

(c) Subtenant shall also pay without notice, or where notice is required under this Sublease, promptly upon demand without any abatement, deduction, or setoff, as additional rent all sums, impositions, costs, expenses, and other payments which Subtenant in any of the provisions of this Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sublandlord shall have, in addition to all other rights and remedies under this Sublease, all the rights and remedies provided at law or in equity in the case of nonpayment of rent.

(d) Sublandlord may accept Subtenant’s payments without waiving any rights under the Sublease, including rights under a previously served notice of default. No payment by Subtenant or receipt by Sublandlord of a lesser amount than any installment of Rent due or other sums shall be deemed as other than a payment on account of the amount due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Sublandlord may accept such check or payment without prejudice of Sublandlord’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Sublease, at law or in equity. If Sublandlord accepts payments after serving a notice of default, Sublandlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Subtenant any further notice or demand. Furthermore, Sublandlord’s acceptance of Rent from Subtenant when the Subtenant is holding over without express written consent does not convert Subtenant’s tenancy from a tenancy at sufferance to a month-to-month tenancy. No waiver of any provision of this Sublease shall be implied by any failure of either party to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by a party of any provision of this Sublease must be in writing. Such waiver shall affect only the provisions specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by a party shall impair such right or remedy or be construed as a waiver thereof by such party. Sublandlord’s consent to or approval of any act by Subtenant which requires Sublandlord’s consent or approval shall not be deemed to waive or render unnecessary Sublandlord’s consent to or approval of any subsequent act by Subtenant. No act or conduct of Sublandlord, including, without limitation the acceptance of keys to the Premises shall constitute acceptance of the surrender of the Premises by Subtenant before the expiration of the Sublease Term. Only written notice from Sublandlord to Subtenant of acceptance shall constitute such acceptance of surrender of the Premises.

(e) For purposes of this Sublease, Sublandlord shall not be deemed in default hereunder unless and until Subtenant shall first deliver to Sublandlord twenty (20) days’ prior written notice, and Sublandlord shall fail to cure said default within said twenty (20) day period, or in the event Sublandlord shall reasonably require in excess of twenty (20) days to cure said default, shall fail to commence said cure with said twenty (20) day period, and thereafter diligently prosecute the same to completion within twenty (20) additional days.

(f) Notice of Event of Default under Master Lease. Sublandlord shall notify Subtenant of any Default under the Master Lease, or of any other event of which Sublandlord has actual knowledge which will impair Subtenant’s ability to conduct its normal business at the Premises, as soon as reasonably practicable following Sublandlord’s receipt of notice from Master Landlord of a Default or Sublandlord’s actual knowledge of such impairment.

21. Notices. All notices, demands or requests which may be or are required to be given under this Sublease shall be in writing and shall be given by personal delivery, or by certified or registered mail, return receipt requested, postage prepaid, or by Federal Express or similar overnight courier, charges prepaid, and addressed as follows:

Sublandlord:	Cosmo Co USA Inc
3030 17th Street
San Francisco, CA 94110
Attention: Atman Buch
Email:

Subtenant:	Fisker, Inc.
1580 Francisco Street
Torrance, CA 90501
Attention: Geeta Fisker
Email:

The addresses of the parties may be changed from time to time by notice given in the manner set forth in this Paragraph 17. Each notice, request, demand, advice or designation given under this Sublease shall be deemed properly given only upon actual receipt or refusal of delivery. When this Sublease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Sublease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

22. Surrender of Premises. Upon the expiration or earlier termination of this Sublease or the termination of Subtenant’s right of possession to the Premises, Subtenant shall surrender and vacate the Premises and deliver possession thereof to Sublandlord in accordance with all of Sublandlord’s duties as “Lessee” under the Master Lease relating to surrender of the Premises, excluding, however, any obligation to remove any alteration or improvement performed prior to the Commencement Date and excluding any obligation to remove any Hazardous Substances not released in the Premises by Subtenant or its employees, agents or invitees. At the request of Sublandlord, Subtenant shall promptly remove any alterations, installations, additions, and improvements made by or for Subtenant, excluding the Tenant Improvements (which Sublandlord shall be responsible to remove, if required by Master Landlord), but including any lines, and Subtenant shall repair any damage occasioned by the removal thereof, but only if Master Landlord or Sublandlord required such removal as a condition to granting their consent to the performance of such installations, additions and improvements. If Subtenant shall fail to promptly remove any such alterations, installations, additions, and improvements, then such items may be removed by Sublandlord, and Subtenant shall promptly reimburse Sublandlord for any reasonable expenses incurred by Sublandlord in connection therewith, including, without limitation, the cost of removal thereof and of repairing any damage caused thereby, plus a fifteen percent (15%) administration fee. Subtenant shall also remove from the Premises all of Subtenant’s goods, effects, movable personal property, business and trade fixtures, furniture, machinery and trade equipment, and shall repair all damage resulting from such removal. Any of such items not so removed by Subtenant at the expiration or termination of this Sublease shall be conclusively deemed to have been abandoned by Subtenant, Subtenant shall not receive any cost or credit therefor, and Sublandlord may dispose of the same without any liability to Subtenant; provided, however, that Subtenant shall promptly reimburse Sublandlord for any reasonable expenses incurred by Sublandlord in connection therewith, including, without limitation, the cost of removal thereof and of repairing any damage caused thereby, plus a fifteen percent (15%) administration fee. The obligations of Subtenant set forth in this Paragraph shall survive the expiration or sooner termination of this Sublease.

23. Termination of Master Lease. This Sublease is, and shall at all times remain, subordinate to the Master Lease. Sublandlord shall not voluntarily terminate the Master Lease without the prior written consent of Subtenant, which consent may not be unreasonably withheld. Sublandlord acknowledges and agrees that the withholding of consent to any termination of the Master Lease that would result in the loss of Subtenant’s right of possession of the Premises or which would increase Subtenant’s financial obligations or materially increase any other of Subtenant’s obligations is conclusively deemed to be reasonable. In the event the Master Lease is terminated for any reason, then, on the date of such termination, this Sublease shall automatically terminate and be of no further force or effect without any liability owed to Subtenant by Master Landlord or by Sublandlord unless the termination is due to Sublandlord’s breach of the Master Lease or voluntary termination of the Master Lease and not due to Subtenant’s breach of the Sublease.

24. Consent of the Landlord. Subtenant acknowledges that Sublandlord must obtain the consent of Master Landlord to any subletting by Sublandlord. This Sublease shall not be effective unless and until Master Landlord signs a consent to this subletting satisfactory to Sublandlord and Subtenant. Sublandlord shall submit a request to Master Landlord a request for Master Landlord’s consent to this Sublease promptly following Subtenant’s execution of the same. Subtenant will sign such consent if required by Master Landlord as reasonably presented by Master Landlord. Whenever the consent of the Landlord is required under the Master Lease, Subtenant shall obtain the consent of both Sublandlord and the Master Landlord, but in all instances Subtenant shall first request and obtain the consent of Sublandlord before requesting the consent of the Master Landlord.

25. Hold Harmless. In addition to any other rights or remedies of Sublandlord hereunder, Subtenant, its officers, directors, successors and assigns hereby covenant and agree to indemnify, defend (using counsel reasonably determined by Sublandlord), and hold Sublandlord, its officers, directors, members, managers, partners, shareholders, employees, agents, successors and assigns (each, a “Sublandlord Party”) harmless from and against any and all Claims, which

Sublandlord and/or any Sublandlord Party may incur arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Subtenant or Subtenant’s breach of the terms and conditions of this Sublease or the Master Lease, including, but not limited to, any Claims which occur as a result of Sublandlord’s breach of the Master Lease, which are directly or indirectly, and in whole or in part, due to Subtenant’s breach of this Sublease. Excluded from this indemnity are claims or expenses caused solely by the gross negligence or willful misconduct of Sublandlord or its employees, agents or contractors with respect to the Premises. Except to the extent caused solely by the gross negligence, willful misconduct or a default under this Sublease by a Subtenant Party (as defined below), Sublandlord hereby covenants and agrees to indemnify, defend (using counsel reasonably determined by Subtenant), and hold Subtenant, its officers, directors, members, managers, partners, shareholders, employees, agents, successors and assigns (each, a “Subtenant Party”) harmless from and against any and all Claims, which any Subtenant Party incurs resulting from Sublandlord’s breach of its obligations under this Sublease or the Master Lease. The provisions of this paragraph shall survive the expiration or earlier termination of this Sublease.

26. Estoppel. If Sublandlord or the Master Landlord requests that Subtenant provide an estoppel certificate or a subordination and attornment agreement, or a document of similar import, Subtenant shall provide Sublandlord and Master Landlord with same, and pursuant to the requirements of the Master Lease, within ten (10) days after Landlord’s or Sublandlord’s request for same is received by Subtenant pursuant to the Notices section herein. Subtenant acknowledges and agrees that any duty of the Master Landlord to provide Sublandlord with a non-disturbance agreement and/or any right of Sublandlord to same under the Master Lease shall not constitute a duty of Sublandlord, or a right of Subtenant, with respect to same.

27. Holding Over. Subtenant shall have no right to holdover. If Subtenant continues to occupy the Premises after the expiration of the Sublease Term without the express written consent of Sublandlord, Subtenant shall be a tenant at sufferance, or at the sole election of Sublandlord, a month to month tenancy, and the parties agree in either case that the reasonable rental value, if at sufferance, or the Rent, if a month to month tenancy, shall be Rent at the greater of (1) the monthly rate of one hundred fifty percent (150%) of the then current monthly Rent, or (2) the fair market value for the Premises as reasonably determined by the market; provided however, if such holdover by Subtenant causes Sublandlord to be in holdover under the Master Lease, then such Rent shall be the greater of such amount set forth above, or the any and all Rent due to Master Landlord from Sublandlord under the holdover provisions of the Master Lease. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord if Subtenant fails to surrender the Premises upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify, defend and hold Sublandlord harmless from all Claims resulting from such failure, including, without limitation, any Claims by any third parties based on such failure to surrender and any proven lost profits to Sublandlord resulting therefrom.

28. Exculpation. No principal, partner, member, officer, director, trustee or affiliate of Sublandlord or of Subtenant shall have any personal liability under any provision of this Sublease, including with respect to any representation or warranty made hereunder by such party.

29. Effect of Conveyance. As used in this Sublease, the term “Sublandlord” means the holder of the “tenant’s” leasehold interest under the Master Lease. In the event of any assignment or transfer of the “tenant’s” interest under the Master Lease, which assignment or transfer may occur at any time during the Sublease Term in Sublandlord’s sole discretion (and subject to the Master Lease), Sublandlord shall be and hereby is entirely relieved of the future performance of all covenants and obligations of Sublandlord hereunder if such future performance is assumed by the transferee in a writing and a copy thereof is delivered to Subtenant. Sublandlord may transfer and deliver any security of Subtenant to the transferee of the “tenant’s” interest under the Master Lease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto if such transferee assumes in writing Sublandlord’s obligations with regard to such security in a writing delivered to Subtenant.

30. Waiver of Redemption. Subtenant hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sublandlord shall obtain a judgment for possession of the Premises.

31. Brokers. Each party represents to the other that other than Touchstone Commercial Partners, Inc, (“Sublandlord’s Broker”), and Tri Commercial and The Klabin Company and Jones Lang Lasalle, Inc., (“Subtenant’s Broker”), no other brokerage commission or finder’s fee has been incurred or is payable in connection with this transaction. It is understood that Sublandlord shall pay Sublandlord’s Broker and Subtenant’s Broker, pursuant to a separate agreement. Subtenant shall indemnify and hold Sublandlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Subtenant or with whom Subtenant has dealt, other than Tenant’s Broker. Sublandlord shall indemnify and hold Subtenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Sublandlord or with whom Sublandlord has dealt. The parties’ indemnities set forth in this Paragraph shall survive the expiration or earlier termination of the Sublease Term.

32. Due Authority. If Subtenant signs as a corporation, such corporation represents and warrants that each of the persons executing this Sublease on behalf of Subtenant has the authority to bind Subtenant, Subtenant has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Subtenant signs as a partnership, trust or other legal entity, each of the persons executing this Sublease on behalf of Subtenant represent and warrant that they have the authority to bind Subtenant, Subtenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of California and that such entity on behalf of the Subtenant was authorized to do so by any and all appropriate partnership, trust or other actions. Subtenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Subtenant to enter into this Sublease.

33. Waiver of Jury Trial. THE PARTIES EACH WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LEASE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

34. Attorney Fees. In the event either party is required or elects to take legal action against the other party to enforce the provisions of this Sublease, then the prevailing party in such action shall be entitled to collect from the other party its reasonable costs and expenses incurred in connection with the legal action (including reasonable attorneys’ fees and court costs).

35. Waiver of Damages. Except as otherwise provided in this Sublease, in no event shall either party be liable for, and each party hereby waives any claim for, any indirect, consequential, special or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Sublease.

36. Entire Agreement. This Sublease (along with the incorporated terms and conditions of the Master Lease) contains all of the terms, covenants and conditions agreed to by Sublandlord and Subtenant and may not be modified orally or in any manner other than by an agreement in writing signed by all the parties to this Sublease or their respective successors in interest.

37. Exhibits; Recitals. All exhibits attached hereto are incorporated in this Sublease, except as expressly excluded herein. The recitals set forth above are true and accurate and hereby affirmed by Sublandlord and Subtenant.

38. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original, and when taken together they shall constitute one and the same sublease.

39. Disclosure. Pursuant to San Francisco Administrative Code Chapter 38, Sublandlord and Subtenant agree to the provisions of this Paragraph to confirm their express agreement as to which party will make and pay for any improvements to the Premises or the Building that may be required by any applicable provisions of Title 28 Sections 36.304 and 36.305 of the Code of Federal Regulations and any similar state and local laws (“Required Disability Access Improvements”). Accordingly, Sublandlord and Subtenant agree as follows: Subtenant shall be obligated to make and pay for any Required Disability Access Improvements to the Premises to the extent triggered by Subtenant’s specific use of the Premises beyond the proposed use or any alterations performed by or on behalf of Subtenant. Sublandlord may, in Sublandlord’s sole and absolute discretion, elect to make any Required Disability Access Improvements that are the obligation of Subtenant hereunder and in such case Subtenant shall reimburse Sublandlord for all reasonable out-of-pocket related costs and expenses. Any Required Disability Access Improvements made and paid for by Subtenant shall be included in “Basic Operating Costs” as defined in the Master Lease, except to the extent the same are subject to an exclusion set forth in the Master Lease. Sublandlord and Subtenant further agree that each party will use reasonable efforts to notify the other party if either makes alterations or other changes to the Premises or the Building that might impact accessibility under any applicable laws. The provisions of this Paragraph shall not limit the generality of other provisions of the Sublease or Master Lease governing alterations and compliance with applicable laws.

40. Disability Access Obligations Notice. Subtenant shall execute and return to Sublandlord the Disability Access Obligations Notice attached hereto as Exhibit C upon the signing of this Sublease by both parties.

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IN WITNESS WHEREOF, the parties have caused this Sublease to be executed by their duly authorized representatives as of the day and year first above written.

“SUBLANDLORD”:		“SUBTENANT”:

COSMO CO., USA INC.,		FISKER INC.,
a Delaware corporation 9/21/2020		a Delaware corporation 9/21/2020

By:	/S/ Atman Buch	By:	/S/ Geeta Gupta
Name: Atman Buch		Name: Geeta Gupta
Its: Chief Executive Officer		Its:

By:
Name:
Its:

Consent to Sublease

By execution of this Consent to Sublease (“Consent”), Mindful Investments, L.P., a California limited partnership and subsequently transferred to Manoutchehr Movassate and Jaleh Movassate, Trustees of the Movassate Family Trust,(“Master Landlord”) consents to the sub-sublease of the “Premises” (as described in the Sublease) pursuant to the Sublease Agreement dated as of September __, 2020 (“Sublease”), by and between Cosmo Co., USA Inc. (formerly Vystic Incorporated), a Delaware corporation (“Sublandlord”) and Fisker Inc., a Delaware corporation (“Subtenant”). Neither the Sublease nor this Consent shall (i) release or discharge Sublandlord under that certain Standard Industrial/Commercial Single-Tenant Lease—Gross dated March 28, 2017, as supplemented by that certain Addendum to Lease dated March 28, 2017 (as supplemented, the “Master Lease”), respecting the entire building commonly known as 3030 17th Street, San Francisco, California, consisting of approximately 16,238 rentable square feet of space from any liability, whether past, present or future, under the Master Lease; (ii) be construed to: (a) modify, waive, release or otherwise affect any of the terms, covenants, conditions, provision or agreements of the Master Lease; (b) waive any breach by Sublandlord of the Master Lease; (c) waive any rights of Master Landlord as landlord thereunder; or (d) enlarge or increase the obligations of Master Landlord as landlord thereunder; or (iii) be construed as a consent by Master Landlord to any further sublease or assignment of the Master Lease or any portion thereof, or any rights or interests therein, by Sublandlord or Subtenant.

MASTER LANDLORD:

Manoutchehr Movassate and Jaleh Movassate Trustees of the Movassate Family Trust

By:	/S/ Manou Movassate	9/23/2020
Name: Manou Movassate
Its:

EXHIBIT A

Master Lease

(See attached)

EXHIBIT B

Depiction of Premises

EXHIBIT C

Disability Access Obligations Notice

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, the Landlord, for the premises located at 3030 17th Street, San Francisco, California 94110 (the “Property”), please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The Lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice.

Signed:	/S/ Geeta Gupta , Tenant

Signed:	/S/ Atman Buch , Landlord

“PLEASE NOTE: The Property may not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.”